EXHIBIT 99.1

For More Information Contact:

Investors	Media
Ingram Micro Inc. Ria Marie Carlson (714) 382-4400 ria.carlson@ingrammicro.com	Ingram Micro Inc. Jennifer Baier (714) 382-2692 Jennifer.baier@ingrammicro.com

Lisa Mueller (714) 382-2012 Lisa.Mueller@ingrammicro.com	Marie Meoli (714) 382-2190 marie.meoli@ingrammicro.com

INGRAM MICRO CONFIRMS THIRD QUARTER GUIDANCE

Company executive to present at investor event

SANTA ANA, Calif., Sept. 3, 2003 – Ingram Micro Inc. (NYSE: IM) today confirmed its guidance for the fiscal third quarter, ending Sept. 27, 2003.

     Sales are expected to range from $5.175 billion to $5.350 billion, with net income excluding major-program costs or other special items ranging from $21 million to $25 million or $0.14 to $0.17 per diluted share.

     The company's net results based on generally accepted accounting principles (GAAP) likely will differ significantly from this forecast because of major-program costs related to the profit-enhancement program, additional actions that may be implemented or other special items. The company's major-program costs and other special items, and therefore GAAP earnings, in any one quarter cannot be reasonably estimated.

     Ingram Micro’s Chairman and Chief Executive Officer Kent B. Foster said that the demand environment remains stable, but not robust.

     “We continue to be cautiously optimistic about the second half of this year,” he added. “We expect to maintain our gross margin and market share leadership around the world, while focusing on opportunities for profitable growth.” The company also announced that President and Chief Operating Officer Michael J. Grainger is scheduled to present at the following investor conference:

  Smith Barney Citigroup Technology Conference
  Hilton New York Hotel, New York, N.Y.
  Thursday, Sept. 4, 2003, at 1:35 p.m. EDT (10:35 a.m. PDT)

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2-2-2 Ingram Micro Confirms Third Quarter Guidance

     To listen to a live audio webcast of the presentation, visit the Investor Relations section of the Ingram Micro Web site located at www.ingrammicro.com/corp. The webcast will be available for approximately one week following the event.

Cautionary Statement for the Purpose of the Safe Harbor Provisions
of the Private Securities Litigation Reform Act of 1995

     The matters in this press release that are forward-looking statements, including but not limited to statements about future sales levels, margins, restructuring charges, major-program costs, cost savings, operating efficiencies, and profitability, are based on current management expectations that involve certain risks which if realized, in whole or in part, could have a material adverse effect on Ingram Micro’s business, financial condition and results of operations, including, without limitation: (1) the company’s failure to achieve the objectives of its profit enhancement program as announced in September 2002 or other process or organizational changes, in whole or in part, or delays in implementing components of the program; (2) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (3) termination of a supply or services agreement with a major supplier or customer or a significant change in supplier terms or conditions of sale; (4) failure of information systems and/or failure to successfully transition certain components of the company’s IT infrastructure to its third-party provider could result in significant disruption to business or additional cost, or may not generate the intended level of cost savings; (5) disruptions in business operations due to reorganization activities; (6) the continuation or worsening of the severe downturn in economic conditions (particularly purchases of technology products) and failure to adjust costs in a timely fashion in response to a sudden decrease in demand; (7) losses resulting from significant credit exposure to reseller customers and negative trends in their businesses; (8) rapid product improvement and technological change and resulting obsolescence risks; (9) possible disruption in commercial activities caused by terrorist activity or armed conflict, including changes in logistics and security arrangements as a result thereof, and reduced customer demand; (10) dependence on key individuals and inability to retain personnel; (11) reductions in credit ratings and/or unavailability of adequate capital; (12) interest rate and foreign currency fluctuations; (13) adverse impact of governmental controls and actions or political or economic instability could adversely affect foreign operations; (14) failure to attract new sources of business from expansion of products or services or entry into new markets; (15) inability to manage future adverse industry trends; (16) difficulties and risks associated with integrating operations and personnel in acquisitions; (17) future periodic assessments required by current or new accounting standards may result in additional charges; and (18) dependence on independent shipping companies.

     Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro’s Annual Report on Form 10-K for the year ended December 28, 2002; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

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About Ingram Micro Inc.

     As the world’s leading IT distributor, Ingram Micro is the best way to get technology from the people who make it to the people who use it. Visit www.ingrammicro.com/corp.

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